Exhibit 10.39

LOOKSMART, LTD. STAFF SPECIAL

SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

Effective October 1, 2003

As Amended on March 22, 2004

I. INTRODUCTION

LookSmart, Ltd. (“LookSmart” or the “Company”) establishes this special severance plan, the LookSmart, Ltd. Staff Special Severance Plan (the “Plan”) to assist certain employees of the Company whose employment is affected by a reduction-in-force program implemented on or about November 1, 2003 through September 30, 2004, by providing certain severance benefits. This Plan is an employee welfare benefit plan as defined in Section 3(1) of the Employment Retirement Income Security Act (“ERISA”). It is not a funded plan. Any benefits under the Plan will be paid from the general assets of the Company if and when such benefits are owed. Employees have no rights to or interest in any specific assets or accounts of the Company, even if amounts are credited to accounts designated to be used for the payment of severance benefits.

II. PLAN BENEFITS

A.	General Eligibility for Plan Benefits

All regular full-time and part-time U.S. employees of the Company classified in positions below the Vice President Level and who are employed by the Company as of November 1, 2003, and are notified by the Company on or after that date, but before September 30, 2004, that their employment is terminated due to a reduction-in-force, except as excluded below, are eligible to participate in this Plan (the “Eligible Employee(s)”).

In order to receive any benefits under the Plan, an Eligible Employee must execute the Voluntary Separation Agreement and General Release (“Agreement”) that will be provided by the Company.

An employee will not be an Eligible Employee:

1. If such employee is transferred or offered a position with another related company or by a company that acquires all or some of the Company’s stock or assets on or before the employee’s designated termination date and the acquiring company offers the employee an annual salary at least equal to eighty percent (80%) of the employee’s then base salary and relocation, if any, is within fifty (50) miles of the Company’s San Francisco offices;

2. If such employee is, after notice of termination is provided, terminated by the Company for misconduct as defined in “Your Employee Handbook for U.S. Employees”; or

3. If such employee is classified at the Vice President or above levels, as a project or temporary employee, or if such individual is classified by the Company as an independent contractor.

B.	Severance Benefits

The following Severance Benefits are provided under this Plan:

Eligible Employees shall receive Severance Benefits based on length of service, as follows:

Employees below Director Level

a.	Up to twelve (12) months of service—four (1) weeks’ Salary;

b.	More than twelve (12) up to twenty-four (24) months of service—six (6) weeks’ Salary;

c.	More than twenty-four (24) months up to thirty-six (36) months—eight (8) weeks’ Salary;

d.	More than thirty-six (36) up to forty-eight (48) months—ten (10) weeks’ Salary; and

e.	More than forty-eight (48) months—twelve (12) weeks’ Salary.

Director Level

a.	Twelve (12) weeks’ Salary plus one (1) additional week for each full year of service to a maximum of eighteen (18) weeks’ Salary.

Payment and Taxation of the Severance Benefits

Severance Benefits will be paid as a lump sum no later than fourteen (14) days after receipt, without revocation, of the executed Agreement. Severance Benefits payable under this Plan will be treated as “wages” for the purpose of employment taxes and, as such, subject to withholding and other payroll taxes as provided by applicable law and all authorized deductions.

C.	Definitions

1.	Salary

For the purposes of calculating benefits under this Plan, a week’s salary in the case of a salaried employee will be calculated based on the employee’s current weekly base salary as of employee’s termination date. For hourly employees, a week’s salary will be hourly base wage rate times number of hours regularly scheduled to work in the week preceding notice of termination.

III. THE CLAIMS PROCESS

A.	Submission of Claims

An Eligible Employee does not have to submit a claim to receive benefits under the Plan. The Plan Administrator shall make the initial eligibility determination and arrange for the payment of benefits. However, if an employee disagrees with the initial determination of the Plan Administrator, any claims concerning eligibility, participation, benefits or other aspects of this Plan must be submitted in writing and directed to the Plan Administrator. Except as provided below, from the date a claim is received, the Plan Administrator has sixty (60) days in which to review the claim to determine whether or not benefits are payable in accordance with the terms and conditions of this Plan.

B.	Additional Time to Process a Claim

If the Plan Administrator requires additional time to process a claim because of special circumstances, the Plan Administrator, in its sole discretion, may extend the period sixty (60) additional days. The Plan Administrator must notify the employee in writing of any such extension prior to the expiration of the sixty (60) day period commencing from the date the Plan Administrator first received written submission of the claim. If additional information is required to make a determination on the claim, the employee will receive a written request specifying the nature of the information needed and an explanation as to why it is needed.

C.	No Response to Claim

If the employee is not notified of the status of the claim within sixty (60) days from the date it is received by the Plan Administrator and the employee has not been notified that an extension is required to review the claim, the employee may request a review of the claim by following the procedures set out below for denial of a claim.

D.	Denial of Benefits

If the claim is partially or wholly denied, the Plan Administrator will provide a written denial to the employee no later than sixty (60) days from receipt of the claim request (or 120 days if an extension is required). The written denial will include specific reasons for the denial, reference to the Plan provisions upon which denial was based, description of any additional material or information necessary for the employee to perfect the claim and instructions on the Plan’s claim review procedure.

E.	Claims Review Procedure

The employee may request in writing to the Plan Administrator a review of the denied claim within sixty (60) days of receipt of such denial. Such written request must contain an explanation as to why the employee is seeking a review. If such request is not received within sixty (60) days, the employee will be deemed to have waived his or her right to a review by the Plan Administrator. In preparation for filing such a request for review, the employee or his or her duly authorized representative may review pertinent Plan documents and employment records, and as part of the written request for review, may submit issues and comments concerning the claim.

Once the Plan Administrator receives a request for review, a prompt review of the claim will take place. Upon completion of the review, the Plan Administrator will notify the employee in writing of the decision, referencing Plan provisions that affect the decision. The Plan Administrator has sixty (60) days from receipt of the request for review to notify the employee of its decision unless special circumstances require an extension of time. If an extension is required, the Plan Administrator must notify the employee in writing of any such extension prior to the expiration of the sixty (60) day period commencing from the date the Plan Administrator received the request for review.

IV. MISCELLANEOUS PROVISIONS

A.	Changes to and Interpretation of the Plan

The Company reserves the right to amend or otherwise change all or part of this Plan at any time, except the Company will not reduce any benefits for employees who have become eligible for benefits prior to such amendment. Any such amendment will be adopted and executed by the Chief Executive Officer of the Company at his sole and exclusive discretion without prior notice or consideration to any employee with regard to such changes. The Plan will be interpreted by the Plan Administrator and all Plan fiduciaries in accordance with the terms of the Plan and their intended meanings. However, the Plan Administrator and all Plan fiduciaries will have the discretion to make any findings of fact needed in the administration of the Plan, and will have the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms in any fashion they deem to be appropriate in their sole judgment. The validity of any such finding of fact, interpretation, construction or decision will not be given de novo review if challenged in court, by arbitration or any other forum, and will be upheld unless clearly arbitrary or capricious. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under the Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority will not obligate it to exercise its authority in a like fashion thereafter. If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision will be considered ambiguous and will be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Plan Administrator in its sole discretion. The Plan Administrator will amend the Plan retroactively to cure any such ambiguity. This Section may not be invoked by any person to require the Plan to be interpreted in a manner that is inconsistent with its interpretation by the Plan Administrator or by any Plan fiduciaries. All actions taken and all determinations made in good faith by the Plan Administrator or by the Plan fiduciaries will be final and binding upon all persons claiming any interest in or under the Plan.

B.	The Effective Date of the Plan

This Plan will be effective on October 1, 2003 with amendments effective March 15, 2004

C.	Plan Termination

The Plan will automatically terminate as of (i) the date all participants have received the benefits provided for under the terms of the Plan or (ii) as of September 30, 2004, if no benefits have been paid under this Plan as of that date.

D.	Summary Plan Description

The Plan and the Summary Plan Description are a combined document.

V. ERISA REQUIRED INFORMATION

ADMINISTRATIVE INFORMATION

REQUIRED BY ERISA

Plan Sponsor and Administrator, including address and telephone:	LookSmart, Ltd. 625 Second Street San Francisco, CA 94107-1316 (415) 348-7000

Name and address of person designated as agent for service of process:	Erik Riegler General Counsel LookSmart, Ltd. 625 Second Street San Francisco, CA 94107-1316 (415) 348-7000

Basis on which Plan records are kept:	Plan Year begins October 1, 2003, and ends September 30, 2004

Type of Plan:	Welfare Benefit Severance Plan

Plan Number:	508

E.I.N.:	13-3904355

VI. STATEMENT OF ERISA RIGHTS

As a participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all participants will be entitled to:

•	examine, without charge, at the Plan Administrator’s office and other specified locations, all documents governing the Plan and copies of all documents filed by the Plan with the U.S. Department of Labor;

•	obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way in order to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation for the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim. See Section III for details. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request certain materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive them, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file a suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these fees and costs; for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the Pension and Welfare Benefits Administration (PWBA), Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, PWBA, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.